Exhibit 99.2

Participants

CORPORATE PARTICIPANTS
Pablo E. Paez	James Black
Executive Vice President-Corporate Relations, The	Senior Vice President & President-GEO Secure Services,
GEO Group, Inc.	The GEO Group, Inc.

George Christopher Zoley	Wayne H. Calabrese
Executive Chairman, The GEO Group, Inc.	Senior Vice President & Chief Operating Officer, The GEO
Group, Inc.

Brian Robert Evans
Chief Financial Officer & Senior Vice President, The	Jose Gordo
GEO Group, Inc.	Chief Executive Officer & Director, The GEO Group, Inc.

OTHER PARTICIPANTS
Joe Gomes	Brian Violino
Analyst, Noble Capital Markets, Inc.	Analyst, Wedbush Securities, Inc.

Mitra Ramgopal	Kirk Ludtke
Analyst, Sidoti & Co. LLC	Analyst, Imperial Capital LLC

Management Discussion Section

Operator

Good day, everyone and welcome to The GEO Group first quarter 2023 Earnings Call. All participants will be in a listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please also note today’s event is being recorded.

At this time, I’d like to turn the floor over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s first quarter 2023 earnings results. With us today are George Zoley, Executive Chairman of the Board; Jose Gordo, Chief Executive Officer; Brian Evans, Chief Financial Officer; Wayne Calabrese, Chief Operating Officer and James Black, President of GEO Secure Services. This morning, we will discuss our first quarter results as well as our outlook and we will conclude the call with a question-and-answer session. This conference call is also being webcast live on our investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Executive Chairman, George Zoley. George?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. Thank you for joining us on our first quarter 2023 earnings call. I’m joined today by our senior management to review our first quarter’s financial results, discuss our financial guidance and the progress we’ve made towards reducing our debt and provide an update on the trends for each of our business segments. This morning, we reported first quarter 2023 revenues of approximately $608 million, an increase of approximately 10% from the first quarter 2022. Our strong revenue growth compared to last year was driven primarily by growth in our Electronics Monitoring and Supervision Services segment but we also experienced revenue growth in our Secure Services segment and our non-residential services.

Our first quarter 2023 GAAP net income decreased to approximately $28 million from approximately $38 million as a result of higher interest expense from a year ago. Compared to the first quarter of 2022, interest expense increased by approximately $23 million due to higher interest rates and the debt restructuring transactions we completed in August of 2022. Without the impact of higher interest expense, our operating results delivered growth during the first quarter of 2023 with the net operating income increasing by 5% to $179 million and our adjusted EBITDA for the first quarter of 2023 also increased by 5% to approximately $131 million from a year ago. Our strong financial performance has allowed us to continue to make substantial progress towards reducing our debt and net leverage. During the first quarter of 2023, we reduced our net debt by approximately $17 million, closing the quarter with net debt of approximately $1.9 billion and net leverage of approximately 3.5 times adjusted EBITDA.

Our goal remains to reduce our net debt leverage to below 3.5 times adjusted EBITDA by the end of 2023 and to below 3 times adjusted EBITDA by the end of 2024. Our debt reduction is expected to naturally reduce our interest expense by approximately $25 million every year and by 2024. And we are hopeful to be able to refinance portions of our debt, further reducing our interest expense. After achieving our debt and leverage reduction objectives, we hope to explore options to return capital to our shareholders. We believe that our current enterprise value-to-EBITDA multiple represents an attractive valuation for equity investors when compared to similar diversified services companies.

We’ve also made important progress recently towards our objective of reactivating our currently idle facilities. We have recently announced entering into a new lease agreement with the State of Oklahoma for the use of our 1,900-bed Great Plains facility. The new lease will have an initial term of 5.5 years effective May 1, 2023, with subsequent unlimited one-year options and is expected to generate approximately $8.5 million in annualized straight-line lease revenue for GEO. With the reactivation of our Great Plains facility, we now have approximately 9,000 idle owned beds in our Secure Services segment, primarily comprised of five former Bureau of Prisons facilities. We continue to actively market these modern and well-located facilities to government agencies at the state and federal level and the reactivation of any of these five idle facilities could represent significant upside to our current forecast.

In addition, the scheduled expiration of Title 42 restrictions at the Southwest border could provide upside to our current forecast. Since March of 2020, Title 42 has allowed the federal government to immediately remove a significant portion of individuals encountered by Border Patrol illegally entering into the United States. Because of these restrictions at the Southwest border were implemented under the COVID Public Health Emergency Declaration, Title 42 is scheduled to end on May 11, 2023, to coincide with the expiration of the Public Health Emergency Declaration. When Title 42 expires on May 11, it is expected that the federal government will likely have to process the significantly larger proportion of individuals encountered by Border Patrol. It is also widely expected that the expiration of Title 42 may result in an increase in Border Patrol encounters at the Southwest border at a time when there is already the unusual seasonal increase in border activity due to the warmer weather in the summer.

While these circumstances could recently result in higher counts in the ISAP program in higher ICE Processing Center populations, these factors would be policy decisions that our company plays no role in setting and which are difficult to fully estimate. Given these dynamics at this time, we’ve decided not to adjust the assumptions in our financial guidance for 2023. As of today, the number of ISAP participants under Electronic Monitoring and Supervision is approximately 250,000. Our BI subsidiary works closely with ICE to introduce new innovation and solutions under the ISAP program. And just yesterday, we began an initial 30- to 45-day test run of our new VeriWatch device with ISAP participants in the Denver area.

As ICE noted in its announcement of this pilot program, our VeriWatch wrist-worn GPS monitoring device would supplement existing capabilities for non-citizens who qualify for the non-detained docket in a less obtrusive manner, increasing compliance for ISAP participants and moving through the immigration process. Occupancy rates at our ICE Processing Centers remain below historical levels. Based on the most recently public available data, ICE is currently using approximately 26,000 processing center beds nationwide, compared to 34,000 beds funded by Congress for the fiscal year that ends September 30, 2023.

For fiscal year 2024, which begins on October 1, 2023, the President has submitted his budget request to Congress, which provides for baseline funding for 25,000 ICE beds. In addition, the President’s budget request provides for a contingency fund that would increase funding for ICE by 9,000 beds to the currently funded level of 34,000 beds. House Republicans have not yet released their budget bill for fiscal year 2024. However, the new Republican majority has made border enforcement a priority, with several bills currently being considered by key House Committees. In the end, it is possible that neither the President’s budget request nor the budget bill put forward by the House of Representatives would be approved by Congress. In that event, we believe it’s likely that the federal government could be funded under a continuing resolution in fiscal year 2024, which would provide appropriations for ICE consistent with the 34,000 beds that are currently funded.

With respect to our guidance, our outlook for 2023 assumes a lower average count in ISAP participants under technology supervision compared to 2022 and the utilization rates at our ICE Processing Centers will remain below historic levels. At this time, we’ve not included any assumptions regarding the expiration of Title 42 in our financial guidance. Should the expiration of Title 42 result in increased border activity and higher ISAP participant counts, those trends would result in an upside to our current financial guidance. Similarly, if the expiration of Title 42 were to result in higher occupancy rates at ICE Processing Centers, this would also represent upside to our current guidance.

I will now turn the call over to Brian Evans to address our financial results and guidance in more detail.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. For the first quarter of 2023, we reported GAAP net income of approximately $28 million on quarterly revenues of approximately $608 million, representing 10% growth in quarterly revenues from a year ago. First quarter 2023 results reflect an increase of approximately $23 million in interest expense compared to the first quarter of 2022 due to higher interest rates and the debt restructuring transactions we completed in August of last year. Without the impact of higher interest expense, we reported growth in our operating results for the first quarter of 2023. Compared to a year ago, our net operating income and our adjusted EBITDA increased by 5% in the first quarter of 2023 to approximately $179 million and $131 million respectively.

Moving to our capital structure. We reduced our overall net debt by approximately $70 million during the first quarter of 2023, making substantial progress towards our debt and net leverage reduction objectives. As of the end of the first quarter, we had approximately $1.9 billion in net debt and our net leverage declined to approximately 3.5 times adjusted EBITDA. Our goal over the next two years is to continue to reduce our net debt and net leverage. Assuming consistent financial performance during that time period, our objective would be to decrease our net leverage to below 3.5 times adjusted EBITDA by the end of this year and to below 3 times adjusted EBITDA by the end of next year. As we execute on this strategy and achieve these debt and leverage reduction objectives, we hope to be able to refinance portions of our debt at the earliest possible time in order to achieve lower interest cost and gain more flexibility to explore options to return capital to our shareholders.

Moving to our guidance for 2023, we expect full-year 2023 GAAP net income to be between $105 million and $125 million on annual revenues of $2.38 billion to $2.46 billion. We expect our effective tax rate for the full-year 2023 to be approximately 29% exclusive of any discrete items. Our full-year 2023 guidance reflects an increase of approximately $67 million in net interest expense compared to the full-year 2022 due to higher interest rates and the debt restructuring transactions we completed in August of 2022. We expect our full-year 2023 adjusted EBITDA to be between $507 million and $537 million. As George noted, our current guidance does not include any assumptions related to the scheduled expiration of Title 42 on May 11 of this year. At this time, our guidance assumes ISAP participant counts continued to decline through the middle of the year and then increase slightly, resulting in lower average counts for the year compared to 2022. Additionally, our forecast assumes utilization rates at our ICE Processing Centers will remain below historical levels. The expiration of Title 42 could result in higher ISAP participant counts and higher occupancy rates at our ICE Processing Centers, which we believe could represent potential upside to our current guidance. Additionally, the reactivation of our remaining idle facilities, which total approximately 9,000 Secure Services beds and 2,000 reentry beds, could also represent upside to our current guidance.

Moving to our guidance for the second quarter of 2023, we expect GAAP net income to be between $24 million and $26 million on quarterly revenues of $585 million to $590 million. And we expect our second quarter 2023 adjusted EBITDA to be in a range of $124 million and $129 million.

At this time, I’ll turn the call over to James Black for a review of our GEO Secure Services segment.

James Black

Senior Vice President & President-GEO Secure Services, The GEO Group, Inc.

Thank you, Brian. Good morning, everyone. It is my pleasure to provide an update on GEO Secure Services. During the first quarter of 2023, our Secure Services facility successfully underwent 42 audits, including internal audits, government reviews, third-party accreditations and Prison Rape Elimination Act or PREA certification. Two of our Secure Services facilities received accreditation from the American Correctional Association, both with a perfect score of 100%, while four of our facilities received PREA certification. Our GTI transportation division completed approximately 4.6 million miles driven in the United States and overseas during the first quarter.

Moving to our current trends for our government agency partners. At the federal level, populations at US Marshals detention facilities continue to be stable. Our US Marshals facilities around the country support the agency as it carries out its mission of providing custodial services for pre-trial detainees facing federal criminal proceedings. During the first quarter, the US Marshals exercised the five-year option period under our direct contract for the 768-bed Robert Deyton facility in Georgia, which is now effective through February of 2028. This is the second of our three direct contracts to have its option periods exercised. Last year, our 770-bed San Diego facility had an option period exercised through September of 2023 and our contract has additional option periods through September of 2027. Our third direct contract with the US Marshals at our 1,900-bed Rio Grande facility in Texas is operating under a current option period that runs through September of 2023 and has an additional five-year option period through September of 2028. We remain optimistic regarding the continued utilization of all of these important facilities, which we believe provide needed bed space and services near federal courthouses where there’s generally a lack of suitable alternative detention capacity.

Moving to our ICE Processing Centers. Occupancy rates across our facilities remained below historical levels. According to the latest publicly available data, ICE is currently using approximately 26,000 beds nationwide, while the agency is funded for 34,000 beds under the current fiscal year. While several circumstances could impact the future need for immigration processing center beds, including the scheduled expiration of Title 42 on May 11, our focus as a service provider remains on delivering high-quality support services and being prepared to respond to our government agency partners’ needs. Our ICE Processing Centers have a long-standing track record delivering professional support services on behalf of ICE and providing secure residential care consistent with our commitment to respect the human rights of all those entrusted to our care. Our ICE Processing Centers offer around-the-clock access to quality health services. Healthcare staffing at our ICE Processing Centers is generally more than double the number of healthcare staff in a typical state correctional facility. Our ICE Processing Centers also offer access to legal counsel and legal libraries and resources. We have dedicated space at our centers to accommodate meetings with legal counsel. Our ICE Processing Centers also provide daily meals that are culturally sensitive. All meals are approved by a registered dietitian. We also provide access to faith-based and religious opportunities. We partner with community volunteers as needed to ensure fair representation of various faith and denominations. Our ICE Processing Centers also offer access to quality recreational activities. We have made significant investments to provide enhanced amenities at our centers, including artificial turf soccer fields, covered pavilions, exercise equipment and multi-purpose rooms.

Moving to our state government agency partners, we recently entered into a new lease agreement with the State of Oklahoma for the use of our 1,900-bed Great Plains Correctional Facility. The new lease will have an initial term of 5.5 years effective May 1, 2023 with subsequent unlimited one-year options. Over the term of the lease, GEO will generate straight-line lease revenue of approximately $8.5 million annually and we will be responsible for maintenance capital expenditures, property insurance and property tax payments. The reactivation of our Great Plains facility marks an important step towards our objective of reactivating our idle facilities. We now have approximately 9,000 idle beds, comprised primarily of five former Bureau of Prison facilities. We continue to actively market these modern and well-located facilities to government agencies at the state and federal level and any such reactivation could represent upside to our current forecast. Additionally, in the State of Arizona, the recent two-year renewal of our 3,400-bed Kingman Correctional and Rehabilitation Facility contract became effective during the first quarter. Our state correctional facilities deliver high-quality support services, including enhanced rehabilitation programs and post-release services under our GEO Continuum of Care on behalf of corrections departments in Florida, Georgia, Indiana, Oklahoma, Arizona, New Mexico and Virginia.

Our rehabilitation services include academic programs focused on helping those in our care attain high school equivalency diplomas. We have made a significant investment to equip all of our classrooms with smart boards to aid in the delivery of academic instructions at our facility. We have also focused on developing vocational programs that not only lead to certification when completed but are also based on market job placement rates. Our substance abuse treatment programs are an important piece of our rehabilitation services because many of the individuals in our care suffer from addiction. Our facilities provide extensive faith-based and character-based programs, and we have designated faith-based and character-based housing units or dorms across our facilities to enhance the delivery of these programs.

Finally, with respect to our international markets, we are preparing operationally for the start of our new healthcare contract in Australia for the delivery of primary health services across 13 public prisons in the state of Victoria. This new contract which will commence on July 1, 2023, is expected to generate approximately $33 million in annualized revenues for GEO.

At this time, I would like to turn the call over to Wayne Calabrese for a review of GEO Care.

Wayne H. Calabrese

Senior Vice President & Chief Operating Officer, The GEO Group, Inc.

Thank you, James. Good morning, everyone. I’m pleased to provide an operational update on our Geo Care business unit, starting with our Reentry Services division. During the first quarter, our Reentry Services facilities successfully underwent 58 audits, including internal audits, government reviews, third-party accreditations and PREA certifications. One of our residential reentry centers received accreditation from the American Correctional Association with a perfect score of 100% while two of our residential reentry centers received PREA certifications. We also renewed seven residential reentry contracts, including four contracts with the Federal Bureau of Prisons. While the residual impact of the pandemic continues to affect occupancy at our residential reentry centers, we remain hopeful that trends in occupancy rates will continue to improve and eventually rebound to pre-pandemic levels.

On the other hand, our non-residential reentry programs experienced strong growth during the pandemic and continued to deliver revenue growth in the first quarter of 2023 compared to one year ago. Our non-residential and day reporting centers provide high-quality community-based services including cognitive behavioral treatment for up to 8,500 parolees and probationers at 90 locations across 10 different states. Outcome reports generated for several clients continue to demonstrate the positive impact of these centers in terms of risk reduction, employment gains and sobriety gains for program participants.

Moving to our GEO Continuum of Care and In-Prison Programs division, in the first quarter we delivered enhanced in-custody rehabilitation, reentry programs and post-release support to an average daily population of approximately 31,500 participants. We completed approximately 600,000 hours of in-custody rehabilitation programs. Our academic programs awarded approximately 750 high school equivalency diplomas and our vocational courses awarded approximately 1,300 vocational training certifications. Our substance abuse treatment programs awarded close to 1,000 program completions and we achieved over 10,000 behavioral program completions and 10,000 individual cognitive behavioral treatment sessions. We also allocated over $300,000 to support individuals released from GEO facilities as they return to their communities and we provided post-release support services to almost 500 individuals during the first quarter. Our GEO Continuum of Care integrates enhanced in-custody rehabilitation including cognitive behavioral treatment with post-release support services that address critical community needs of released individuals. Our award-winning program provides a proven model on how the 2.2 million people in the US criminal justice system can be better served in changing their lives.

Finally, turning to our Electronic Monitoring and Supervision Services segment. During the first quarter of 2023, we reported quarterly revenue of approximately $133 million, delivering strong growth compared to the first quarter of 2022. Our BI subsidiary provides a full suite of electronic monitoring and supervision solutions, products and technologies on behalf of the federal, state and local agencies around the country. At the federal level, BI has provided technology solutions, holistic case management, supervision monitoring and compliance services under the ISAP program on behalf of ICE and the US Department of Homeland Security for almost 20 years. Under BI’s tenure, the ISAP program has achieved high levels of compliance. As of today, the number of participants in the ISAP program under electronic monitoring technology supervision is approximately 250,000. While the scheduled expiration of Title 42 on May 11 could result in higher ISAP participant counts, as a service provider we remain focused on delivering high-quality services and developing new and innovative technology solutions.

To this end, we recently launched VeriWatch, a new wrist-worn GPS tracking device that provides government agencies with an additional means of achieving compliance with their established policies and objectives. We believe VeriWatch is a potential game changer for BI and for community corrections and other law enforcement agencies since the device taps into state-of-the-art technology and is a typical looking wrist-worn smart device. As George mentioned just this past month, we’ve had a couple of opportunities to put the VeriWatch into testing. We announced our first ever contract award in community corrections for VeriWatch in Santa Clara County, California, marking an important step in our marketing efforts to expand the use of this new and innovative technology. And yesterday, as you heard, we began an initial 30- to 45-day test run of the VeriWatch devices with ISAP participants in the Denver area under a modification to our ISAP contract.

At this time, I’d like to turn the call over the Jose Gordo for closing remarks.

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

Thanks, Wayne. In closing, we are very pleased with our results for the first quarter. As we’ve said, we believe we are well-positioned to deliver on our key objectives for the year, namely achieving our 2023 financial guidance for revenues and adjusted EBITDA and our full-year leverage reduction target while, at all times, maintaining our commitment to operational excellence. Although challenges remain in our key business units, some of which are largely out of our control, such as the budgetary constraints and policy decisions from our federal and state clients, we believe that we also have some potential opportunities for upside, including increases in populations at our ICE facilities and our ISAP participant counts, the activation of additional idle beds, new managed-only contract wins by our reentry, electronic monitoring or secure transportation divisions and the selective sale of non-core assets.

We stand fully committed to continuing to provide high-quality services across all of our business lines to our long-time agency clients including DHS and ICE, US Marshals and our various state clients. Going forward, we will continue to seek new areas of growth, both with these agencies and in service lines where we have historically operated as well as with new clients and/or service lines that are adjacent to or complementary with our existing business. We have core competencies in multiple diverse, difficult-to-operate areas that are hard to find under the same corporate umbrella, including managing large operationally complex facilities, housing populations with unique needs in a safe and humane manner, providing world-class rehabilitative care to individuals looking to successfully transition from the criminal justice system to becoming positive contributors to society. Offering comprehensive case management services to underserved individuals, including psychological counselling, substance abuse treatment, vocational training, job placement and housing relocation services, securely electronically monitoring individuals going through various stages of the immigration processing system or the pre-trial and post-release criminal justice system. Delivering high-quality 24/7 healthcare services to patients with a variety of medical needs, ranging from routine day-to-day examinations to chronic illnesses and serious acute conditions requiring lifesaving treatment, and professionally, safely and securely transporting individuals in the custody of our government clients.

We plan to leverage our successful track record for executing in these wide-ranging areas to pursue new opportunities for growth in the future, both within our existing business lines as well as in new business lines where our competencies can compete and excel. We have successfully diversified ourselves several times throughout the company’s history and we believe we have never had better core skill sets and resources to continue to do so. We also believe we have the best employees in our industry who are always eager to continue pushing the envelope to keep GEO as the premier service provider of its kind in the world.

That completes our remarks and we will be glad to take questions.

Question And Answer Section

Operator

Ladies and gentlemen, at this time, we’ll begin the question-and-answer session. [Operator Instructions] And our first question today comes from Joe Gomes from Noble Capital. Please go ahead with your question.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Good morning.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Good morning.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

So under the ISAP program, if I – looking at some of the figures that are released by ICE, it appears that the program seems to have stabilized over the past, call it, four to six weeks of about 250,000 under your SmartLINK and about 280,000 total count under the program. Just trying to get a better feel as to you’re saying here and you think that program will continue to decline through the first-half of this year. What your government partners are saying that gives you that view that it will continue to decline?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think we’ve heard remarks to the effect that there is a concern about them exceeding their budget and wanting to cut costs. But that’s aside from having to face what they’ll have to face next month with Title 42 going away. So it’s an unpredictable situation I think for all of us. And I think we’ve taken the correct position of being conservative in assuming that there could be a continued decline in the ICE participant count. But it’s obviously possible that it could be stabilized as well as could significantly increase.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Fair enough. Thank you for that. And switching to the ICE detention facilities, processing facilities, a lot of your contracts are guaranteed minimum contracts. How much more does the population there need to increase for you guys to get above the guaranteed minimums?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

It’s – some of our facilities are actually quite full, are almost full, particularly those along the Southern Texas border. Other facilities are less than half-full. So it’s determined by geographic location and what happens on a national basis with the Title 42 going away. But we think there could be an increase although we’ve not budgeted for it.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. And then if you – just kind of looking at your second quarter projections, they are below consensus estimates, down from the first quarter. I’m just trying to get a better handle as to what is driving the lower than at least consensus expectations for the second quarter?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Hey, Joe, it’s Brian. So I think as George mentioned through the first part of the year, as you mentioned and noted during the earlier part of the year there was more significant decline in the ISAP participant counts. That seems to have slowed to a different rate. And then we assume in the second-half of the year that that rate of decline changes to modest improvement or stable-type numbers. And so the second quarter, we’re still seeing some of that decline and then transition. So that’s what’s going on there.

And then in the third quarter, that’s when we see that turn some as well as the activation of the Hinton contract on a normalized basis or a normalized quarterly basis and the activation of the healthcare contract in Australia.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thanks for that. Just that – I don’t know if you guys can answer this one or not but I’ll throw it out there, reading article about California and some of the flooding and potentially impacting their largest – the state of California’s largest facility in Corcoran, 8,000 type of inmates there that if worst case scenario happens, they might have to move those inmates. Would you guys be – have the ability to assist the state if that happened to occur?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I’m not aware of that particular story. But we always work to cooperate with our government clients, whether we’re actively engaged with them or not, if we’re able to.

And we’ve had a contractual relationship with California previously on – for out-of-state beds.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

We don’t really have any of the – we have, what, 300 beds at McFarland that are...

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yeah.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

...available. That used to be a State of California female facility but we don’t have any available capacity in the state other than that.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Okay. And then one more for me and I’ll pass it on.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yes.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Again, it’s kind of a difficult question to answer but once again GEO is one of the most shorted stocks out there, despite you guys having the record performance last year, still thinking you’re going to have a strong year although somewhat less in 2023 versus 2022. And just trying to get maybe your kind of opinion over what part of the GEO story are the shorts missing that would lend them to again have GEO as one of the most shorted stocks in the New York Stock Exchange?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I don’t think they’re fully appreciating that we’re a well diversified company and we have critical mass that allows us to kind of wait through difficult times and wait for the opportunities to occur as they recently occurred for us in Oklahoma. So, we’ve got a very large footprint domestically as well as internationally. And we’ve been in this business for almost four decades and we’re an essential government services provider and we’ve done well under Republican and Democratic administrations because there’s a need for these services, whether they’re in high-security facilities or halfway houses and everything in between, as well as electronic monitoring and different types of monitoring devices. So we’re very diversified. We do our own healthcare, our own food services. We take care of large populations of people. We do everything you can do to take care of people.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Great. Thanks. I’ll get back in queue. Thank you.

Operator

Our next question comes from Mitra Ramgopal from Sidoti. Please go ahead with your question.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Yes. Good morning and thanks for taking the questions. Just, first on the quarter, the increase you saw year-over-year in terms of operating expense as a percentage of revenue, is that pretty much all related to payroll tax or was there something else?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

From the year-over-year last year?

Mitra Ramgopal

Analyst, Sihdoti & Co. LLC

Yes.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Payroll taxes and just overall the growth in the participant counts in ISAP drives up additional labor costs. We have to hire staff as we add more participants.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And then just a follow-up on the labor cost and the labor market. How comfortable are you in terms of being able to hold on costs going forward?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So I can touch on that. And then if one of the ops folks wants to respond as well. But during the last year to 18 months, we’ve given significant adjustments to staff at a number of our state correctional facilities. But we were able to work with our state partners to receive adjustments to our contracts to offset those cost. So I would say that we were able to improve significantly our rates of pay, which has improved our retention as well as our recruiting efforts and no impact to margin and maybe even some benefit.

And then just as a reminder, without getting into too much detail on our federal contracts because of the structure of those contracts and the laws – the rules around Service Contract Act and Fair Labor Standards Act, we’re mostly protected from wage inflation on those contracts. So the only area where we’re I would say more exposed is on our state contracts and we managed through that last year, as I described, and we think we’re on the right side of that right now. We’ll continue to monitor that going forward.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And then just switching to the Electronic Monitoring business, clearly growing nicely. I think it’s about 20% of your revenue in 2022. How big a piece of the pie of your revenue pie you think this can be especially now as you introduce – or VeriWatch gains increasing traction and you just continue to build out this business?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I don’t think we’ve forecasted like how big it can be. I think that the important thing is that we continue to develop and innovate there, as Wayne said, with the VeriWatch product. We think that may open up some new markets for increased opportunities with existing customers. And I think Jose talked about some of our diversification strategies. This may give us some opportunities in that area as well.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And then on the guidance, I know you mentioned there’s certainly potential upside as it relates to Title 42 reactivation of idle facilities, et cetera. How about on a flipside, any – how conservative is the guidance and really trying to get a sense if there’s any real downside risk there, that you have out there?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I think we’ve narrowed the range some from the beginning of the year but we continue to have a little bit wider range than normal. And we think that the lower end of the range captures our downside risk if the expectations don’t hold to what we’re expecting at a reasonable level.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And I know it’s early but I’m just curious in terms of your initial thoughts around the proposed rule relating to third country asylum. If you see that – how would you see that potentially impacting you if it was to be enacted?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, I think that would mean that more people would be placed into detention while their cases are being processed for removal. But we don’t know if that rule is going to be upheld. We’re mindful that there’s been reports by various news organizations, including The Washington Post, where there’s several hundreds of thousands of immigrants amassing in the Mexican area awaiting for the end of Title 42. And Troy Miller, the Acting Commissioner of US Customs and Border Protection, is expecting the illegal crossings to double to more than 10,000 per day after May 11. So we don’t know exactly what planning is taking place in preparation for that. But we have facilities and bed capacity that’s available to ICE to deal with the situation as they see fit.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. No. That’s great. And then finally on international, obviously nice addition especially or growth in Australia. Just curious, I know you have a lot on your plate on the domestic front but again just on the international side if you’re seeing some additional opportunities there?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, we do. And very possibly in the area of health services where we’ve been previously restricted under the rules of being organized as a REIT, we are no longer a REIT and we can now pursue other health services as we previously did prior to becoming a REIT. We were providing general health services under separate contracts for third parties. We were providing mental health facilities, psychiatric hospitals. All of those things are now available to us.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks again for taking the questions.

Operator

Our next question comes from Brian Violino from Wedbush. Please go ahead with your question.

Brian Violino

Analyst, Wedbush Securities, Inc.

Yeah. Thanks for taking my question. Appreciate it. On the last call, you had mentioned that there was an intentional decline in ICE occupancy in November in anticipation of the surge in December when Title 42 was originally expected to roll off. Are we seeing a similar trend today, given the May 11 date seems pretty firm at this point. And then also could you just speak to how occupancy trended within the quarter itself, and if you can or willing to, provide any sort of ICE occupancy update so far in April?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

We have seen a similar situation where capacity in the ICE Processing Centers was reduced in front of the anticipated end of Title 42, which was anticipated in December, did not occur then we had a normalization of occupancy that went up, now recently it was down and now it’s starting to go back up again. And we don’t know exactly what’s going to happen because this kind of event is historically unprecedented. There’s never been amassing of this number of individuals on our southern border in our lifetime. So what plans are being made? We don’t know. But we are, professional service providers that have been doing this decades. And we stand ready to assist the federal government as well as the state governments as they see fit.

Brian Violino

Analyst, Wedbush Securities, Inc.

Great. Thanks. And just one more from me on the VeriWatch program. I guess just wanted to confirm, I know it’s still early days and you may not be able to comment too much but specifically as it relates to working with ISAP, is this something that you could see growing the overall ETD Program with ISAP or is it something that’s going to be replacing some of your existing technology that you work with them?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

The watch is an innovation that we think will be favorably received but it remains to be seen as to which participants is appropriate. It’s a good-looking watch. It looked very similar to new modern watches and we think it’s less restrictive than ankle monitors and provides significantly more operational functions than the phones that have been used. It provides more information that’s desired by ICE. We are not participants in the sharing of that information. It doesn’t go to us, it goes to ICE. And so we are just following and pursuing the needs of ICE and trying to make a less constrictive, less obtrusive monitoring device that meets the needs of ICE for those who are on the non-retained docket and for people who qualify as low security individuals who are waiting the pending of the administrative closing of their cases.

Brian Violino

Analyst, Wedbush Securities, Inc.

Great. Thank you.

Operator

Our next question comes from Kirk Ludtke from Imperial Capital. Please go ahead with your question.

Kirk Ludtke

Analyst, Imperial Capital LLC

Hello, everyone. Thank you for the call. Just a couple of follow-ups. On the Monitoring program, it looks like revenue per man day is down sequentially, so down from the December quarter. I’m just curious can you comment a little bit about I suspect that’s mix but could you comment a little bit about pricing versus mix there?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

It’s just exactly that. It’s just mix. As the people have been dis-enrolled from the program, it changes the mix of the remaining participants and has adjusted the average price. But none of our pricing has actually changed. It’s just mix-driven.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Got it. I appreciate it. Thank you. And then can you talk a little bit about the economics of the VeriWatch in terms of revenue per day, CapEx per day versus or CapEx per device versus the average that’s similar?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I’m not trying to be difficult but obviously it’s a new product, it’s innovative but we really haven’t released that kind of information and I don’t even think there’s been any kind of competitive bids out there yet that would provide sort of market data around that. So we’re hesitant to provide that type of information now.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Understood. I appreciate it. Thank you. And then on Great Plains, congratulations on the new business. That facility has been idled for a while. What’s changed? Did the population increase or did Oklahoma close a facility or what prompted the move there?

And then secondly, what does it mean for the Lawton contract, which I think it expires later this year.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Oklahoma also announced as well as CoreCivic that they had a lease contract facility with the State of Oklahoma and that will be discontinued I think over the course of the next six months. And the state operation at that facility will be transferred to our Hinton, Oklahoma facility, which is considered I think a better area for general recruitment of staffing. I think that was the driving issue. There is some cost savings to the state but I think that’s, in large part, related to the CoreCivic facility was a much larger 2,400-bed facility. Our facility is a smaller 1,900-bed facility.

As far as the Lawton contract, that’s due for renegotiation over the course of the next two months and we will expect to begin that negotiation.

Kirk Ludtke

Analyst, Imperial Capital LLC

Okay. Does this mean – I notice it’s a lease, does that imply that Oklahoma is moving to more of a – the lease model?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, they’ve used a lease model previously in previous years with CoreCivic. So they’re actually just continuing the lease model but in a different location.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Okay. So it doesn’t imply that Lawton will become a lease?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No. No.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Okay. Well, I appreciate. Thank you very much.

Operator

And ladies and gentlemen at this point, I’m showing no additional questions. I’d like to conclude the question-and-answer session and turn the conference call back over to George Zoley, Executive Chairman of The GEO Group, for any closing remarks.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, thank you for joining us on today’s call and look forward to addressing you on the next one.

Operator

And ladies and gentlemen, with that, we’ll conclude today’s conference call. We do thank you for attending today’s presentation. You may now disconnect your lines.